PROSPECTUS SUPPLEMENT	FILED PURSUANT TO RULE 424(B)(4)

TO PROSPECTUS DATED MARCH 28, 2001	REGISTRATION NO. 333-37072

GENENTECH, INC.

SHARES OF COMMON STOCK

     This prospectus supplement relates to the sale by certain selling shareholders of our common stock, par value $.02 per share, that was originally delivered in exchange for Liquid Yield Option Notes due 2015 issued by Roche Holdings, Inc.

     This prospectus supplement should be read in conjunction with the prospectus dated March 28, 2001, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the common stock of the selling shareholders as listed below. All information concerning beneficial ownership has been furnished by the selling shareholders.

	NUMBER OF SHARES OF		NUMBER OF SHARES OF
	COMMON STOCK		COMMON STOCK	PERCENTAGE OF
	OWNED PRIOR TO	NUMBER OF	OWNED AFTER THE	COMMON STOCK
NAME	OFFERING	SHARES OFFERED	OFFERING	OUTSTANDING

KBC Bonds	17,306	17,306	0	*
Convertibles

Vorsorgestiftung der	4,326	4,326	0	*
Vopak (Schweiz) AG

Ferox Master Fund	1,228,742	1,228,742	0	*
Limited

* Less than 1%

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE
“RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is September 7, 2004.